EXHIBIT 10.41

Y-MABS THERAPEUTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Y-mAbs Therapeutics, Inc. (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (the “Policy”), which establishes compensation to be paid to Non-Employee Directors (as defined below) of the Company, as an inducement to obtain and retain the services of qualified persons to serve as members of the Board. This Policy is effective as of January 1, 2023 (the “Effective Date”) and replaces and supersedes any and all compensation policies or programs previously established or maintained by the Company with respect to Non-Employee Directors; provided, however, that any equity awards outstanding on the Effective Date shall not be affected by this Policy and shall continue to be governed by the applicable terms set forth in the Company’s amended and restated 2015 Equity Incentive Plan or the Company’s 2018 Equity Incentive Plan (each a “Plan”) and in the applicable grant agreements relating to such awards.

1.Applicable Persons

This Policy shall apply to each director of the Company who is not also an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

2.Equity Grants

All share amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

(a)Annual Equity Grants

Without any further action of the Board or the compensation committee of the Board (the “Compensation Committee”), each year, at the earlier of the close of business of (i) each annual meeting of the Company’s stockholders following the Effective Date (an “Annual Meeting”), or (ii) if the Annual Meeting for a given year has not yet occurred by such date, June 30 (or the next trading day immediately thereafter, if such date falls on a non-trading day), each Non-Employee Director shall automatically be granted (1) a non-qualified stock option to purchase 13,950 shares of Common Stock (the “Annual Option Grant”); and (2) restricted stock units (“RSUs”) with respect to 2,330 shares of Common Stock (the “Annual RSU Grant”). Subject to the continued service of each Non-Employee Director through each applicable vesting date, each Annual Option Grant shall vest in equal monthly installments until the first anniversary of the date of grant, and each Annual RSU Grant shall vest in full on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the following Annual Meeting.

(b)Initial Equity Grants For Newly Appointed or Elected Directors

At the first regularly scheduled meeting of the Board on or after his or her initial appointment or election to the Board, each new Non-Employee Director after the Effective Date shall be granted (1) a non-qualified stock option to purchase 27,900 shares of Common Stock (the “Initial Option Grant”); and (2) RSUs with respect to 4,660 shares of Common Stock (the “Initial RSU Grant”). Subject to the continued service of each Non-Employee Director through each applicable vesting date, each Initial Option Grant shall vest in equal monthly installments until the third anniversary of the date of grant, and each Initial RSU Grant shall vest in equal quarterly installments (i.e., every three months on the same day of the month as the date of grant) until the third anniversary of the date of grant.

(c)Terms for All Equity Grants

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All options granted under this Policy shall (i) have an exercise price equal to the fair market value of the Company’s Common Stock as determined in the applicable Plan on the date of grant; (ii) terminate on the tenth anniversary of the date of grant and (iii) contain such other terms and conditions as set forth in the form of option agreement approved by the Board or the Compensation Committee. All RSUs granted under this Policy shall contain such other terms and conditions as set forth in the form of RSU agreement approved by the Board or the Compensation Committee.

3.Annual Fees

Each Non-Employee Director serving on the Board and the Company’s duly appointed audit committee of the Board (the “Audit Committee”), the Compensation Committee and/or duly appointed nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”), as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors and Board Committee	Annual Retainer Amount for Member	Additional Annual Retainer Amount for Chair
Board Member	$50,000	$35,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Governance Committee	$5,000	$10,000

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in cash. Amounts payable to Non-Employee Directors shall be made quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee.

4.Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board.

5.Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board for its approval of any amendments to this Policy. Notwithstanding anything herein to the contrary, the equity and cash retainer amounts set forth in this Policy are subject to periodic review and modification by the Compensation Committee.

Adopted January 17, 2023

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